Exhibit 99.1

For Immediate Release

Contact:	Jeffrey K. Berg, President and Chief Executive Officer
Paul N. Hanson, Vice President – Finance
Telephone – (320) 848-6231

COMMUNICATIONS SYSTEMS ANNOUNCES BRUCE BLACKWOOD TO BECOME

V. P. AND GENERAL MANAGER OF SUTTLE

Hector, MN – November 20, 2007 – Communications Systems, Inc. (AMEX: JCS; “CSI”) announced today that Bruce Blackwood has been appointed Vice President and General Manager of its Suttle Division effective December 1, 2007, succeeding David McGraw who will become Chief Financial Officer of CSI on January 1, 2008. Mr. Blackwood has been serving as Suttle’s Vice President of Sales since he started at Suttle in July 2001.

Jeffrey K. Berg, CSI’s President and Chief Executive Officer, stated: “This is a very positive development for Suttle, and CSI as a whole, and we are pleased we could find such an outstanding person within our existing leadership team. Bruce has the experience and industry knowledge we need to continue to lead the team at Suttle in the direction that was so ably set by his predecessor, Dave McGraw. Bruce is a strong leader and we are confident he will drive Suttle’s performance to continued success.”

About Communications Systems, Inc.

CSI provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice grade connecting devices and wiring systems. CSI serves the broadband market as the world’s leading supplier of media conversion technology, which permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. CSI also supplies copper wire and fiber optic structured wiring systems for broadband networks and line filters for digital subscriber line (“DSL”) service. CSI also provides network design, training and management services.

Cautionary Statement:  From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities, plans, pending claims, investigations or litigation which are typically preceded by the words “believes”, “expects”, “anticipates”, “intends” or similar expressions. For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.